Sentinel Omaha
Limited Liability Company

Independent Auditors’ Report

Consolidated Financial Statements
December 31, 2008

SENTINEL OMAHA LIMITED LIABILITY COMPANY

TABLE OF CONTENTS

 Page

INDEPENDENT AUDITORS' REPORT                                                    1

CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2008:

Statement of Assets, Liabilities and Members’ Equity                                  2

Schedule of Investments                                                         3

Statement of Operations                                                          4

Statement of Changes in Members' Equity                                          5

Statement of Cash Flows                                                         6

Notes to Consolidated Financial Statements                                               7-14

KPMG LLP
345 Park Avenue
New York, NY 10154-0102

INDEPENDENT AUDITORS’ REPORT

To the Members of
Sentinel Omaha Limited Liability Company

We have audited the accompanying consolidated statement of assets, liabilities and members’ equity of Sentinel Omaha Limited Liability Company and subsidiaries (“the Company”), including the consolidated schedule of investments, as of December 31, 2008, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sentinel Omaha Limited Liability Company and subsidiaries as of December 31, 2008, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2(g) to the financial statements, the Company has changed its method of accounting for its mortgage notes, bonds payable and certain credit facilities in 2008 due to the adoption of Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2(a) to the consolidated financial statements, the Company’s unsecured credit facility matures on May 31, 2009 and the Company has not yet been able to arrange a replacement loan, extension or refinancing. Additionally, the Company was not compliant with all covenants related to the unsecured credit facility as of December 31, 2008, for which it received a waiver until May 31, 2009.  These matters raise substantial doubt about the Company's ability to continue as a going concern. Management’s plans in regard to this matter are also described in note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
April 7, 2009

SENTINEL OMAHA LIMITED LIABILITY COMPANY

CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND MEMBERS’ EQUITY

December 31, 2008

ASSETS

Investment in real estate properties, at fair value
(cost - $500,589,518)	$444,500,000

Cash and cash equivalents	5,031,103

Restricted cash	1,993,839

Cash held in escrow by lenders	6,031,373

Prepaid expenses and other assets	1,397,321

Tenant security deposits	133,859

Deferred costs (net of accumulated amortization of $ 1,703,955)	568,094

Total assets	$459,655,589

LIABILITIES AND MEMBERS' EQUITY

Mortgage notes, bonds and credit facilities payable
(Cost - $387,125,875)	$373,035,085

Accounts payable and accrued expenses	8,544,108

Prepaid rent	567,234

Tenant security deposits payable	1,161,435

Deferred revenue	155,910

Total liabilities	383,463,772

Members’ equity	76,191,817

Total liabilities and members’ equity	$459,655,589

See notes to consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY

CONSOLIDATED SCHEDULE OF INVESTMENTS

December 31, 2008

As of December 31, 2008, the Company owned the following real estate properties:

		NUMBER	PURCHASE	HISTORICAL	FAIR
PROPERTY	LOCATION	OF UNITS	ALLOCATION(1)	COST (2)	VALUE

Arbor Hill	Antinoch, TN	548	$32,320,781	$32,787,601	$30,300,000	(3)
Arbors of Dublin	Dublin,OH	288	16,771,849	17,414,874	14,900,000	(3)
Bluff Ridge	Jacksonville,NC	108	8,434,421	8,727,755	8,800,000	(3)
Brentwood Oaks	Nashville, TN	262	20,256,609	20,825,360	19,100,000	(3)
Coral Point	Mesa, AZ	337	24,798,298	25,600,183	21,500,000	(3)
Cornerstone Apartments	Independence, MO	420	36,183,516	36,477,059	30,500,000	(4)
Covey at Fox Valley	Aurora, IL	216	23,511,386	24,093,911	22,000,000	(3)
Elliot’s Crossing	Tempe, AZ	247	19,638,653	19,940,079	17,000,000	(3)
Fox Hollow	High Point, NC	184	7,764,467	8,077,734	7,500,000	(3)
Greenhouse Apartments	Omaha, NE	128	17,586,793	17,827,744	16,500,000	(3)
Highland Park Apartments	Reynoldsburg, OH	252	11,347,222	11,795,258	12,500,000	(3)
The Hunt	Oklahoma City, OK	216	9,597,342	10,315,154	10,000,000	(3)
Hunt’s View Apartments	Greensboro, NC	240	14,026,038	14,469,737	14,000,000	(3)
Jackson Park Place I	Fresno, CA	296	31,633,829	32,357,882	26,500,000	(3)
Jackson Park Place II	Fresno, CA	80	11,999,177	12,306,306	9,000,000	(3)
Lakes of Northdale	Tampa, FL	216	17,127,825	17,635,600	13,900,000	(3)
Littlestone at Village Green	Gallatin, TN	200	14,598,998	14,995,171	10,500,000	(3)
Misty Springs	Daytona Beach, FL	128	9,131,372	9,472,264	7,600,000	(3)
Morganton Place	Fayetteville, NC	280	18,885,703	19,395,833	20,800,000	(4)
Oakhurst Apartments	Ocala, FL	214	17,388,805	17,652,033	10,600,000	(3)
Oakwell Farms	Hermitage, TN	414	28,050,074	28,402,314	27,900,000	(3)
The Park at Countryside	Port Orange, FL	120	9,243,364	9,429,992	5,500,000	(3)
The Reserve at Wescott	Summerville, SC	192	16,236,884	16,496,903	16,900,000	(3)
The Reserve at Wescott II	Summerville, SC	96	5,999,588	9,942,019	9,100,000	(3)
Tregaron Oaks	Bellvue, NE	300	18,452,733	19,261,437	17,500,000	(3)
Village at Cliffdale	Fayetteville, NC	356	23,726,370	24,276,608	26,400,000	(3)
Woodberry Apartments	Asheville, NC	168	11,899,182	12,259,745	12,500,000	(3)

Subtotal		6,506	476,611,279	492,236,556	439,300,000

Commercial:

The Exchange at Palm Bay	Palm Bay, FL	72,007 SF	8,099,444	8,352,962	5,200,000	(3)

Total			$484,710,723	$500,589,518	$444,500,000	(5)

(1)	Purchase price allocation is based on fair value as determined by the Manager on September 18, 2007 at time that APRO was acquired.
(2)	Historical cost equals the purchase price allocation plus capital improvements made from the acquisition date through December 31, 2008.
(3)	Fair value is as determined by the Manager at December 31, 2008.
(4)	Fair value is as determined by independent appraiser at December 31, 2008.
(5)	Fair value of the investments in real estate as a percentage of net assets is 538.40%

See notes to consolidated financial statements

SENTINEL OMAHA LIMITED LIABILITY COMPANY

CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2008

OPERATING REVENUES:

Base rent	$50,336,774
Other rental income	4,218,441

Total operating revenues	54,555,215

OPERATING EXPENSES:

Payroll and related costs	7,796,202
Repairs and maintenance	5,954,925
Real property taxes	5,668,910
Utilities	3,396,706
Property management fees	2,460,437
General and administrative	2,002,903
Insurance	1,563,460
Advertising	1,413,693

Total operating expenses	30,257,236

INCOME FROM OPERATIONS	24,297,979

OTHER INCOME (EXPENSE):

Interest on mortgage notes, bonds and credit facilities payable	(20,537,255)
Amortization of deferred financing costs	(1,595,090)
Professional fees	(456,084)
Ground rent	(54,821)
Interest income	217,793

INCOME BEFORE NET UNREALIZED DEPRECIATION AND
APPRECIATION AND REALIZED GAIN AND LOSS	1,872,522

Net unrealized depreciation of investment in real estate properties	(58,203,203)
Net unrealized appreciation on fair value of mortgage notes and bonds	14,601,886
Net unrealized depreciation of interest rate cap and swap agreements	(1,154,091)
Realized gain on mortgage notes payable	717,280
Realized gain on termination of swap agreement	112,557
Realized loss on sales of real estate properties	(2,512,515)

NET INVESTMENT LOSS	$(44,565,564)

                                          See notes to consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY

For the year ended December 31, 2008

	Member I	Member II	Member III	Total

Members’ equity at beginning of the
year – as previously reported	$43,119,548	$43,119,548	$36,959,612	$123,198,708

Cumulative effect of change
in accounting principle	(854,464)	(854,464)	(732,399)	(2,441,327)

Members’ equity at beginning of the
year – as revised	42,265,084	42,265,084	36,227,213	120,757,381

Income before unrealized depreciation
and appreciation, and realized
gain and loss	655,383	655,383	561,756	1,872,522

Net unrealized depreciation of investment

In real estate properties	(20,371,121)	(20,371,121)	(17,460,961)	(58,203,203)

Net unrealized depreciation on fair value
of mortgage notes and bonds	5,110,660	5,110,660	4,380,566	14,601,886

Net unrealized depreciation of interest
rate cap and swap agreements	(403,932)	(403,932)	(346,227)	(1,154,091)

Realized gain on mortgage notes payable	251,048	251,048	215,184	717,280

Realized gain on termination of swap
agreement	39,395	39,395	33,767	112,557

Realized loss on sales of real estate
properties	(879,380)	(879,380)	(753,755)	(2,512,515)

Members’ equity at end of year	$26,667,137	$26,667,137	$22,857,543	$76,191,817

See notes to consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended December 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:

Net investment loss	$(44,565,564)
Adjustments to reconcile net investment loss to
net cash provided by operating activities:
Net unrealized depreciation on investment in real estate properties	58,203,203
Net unrealized depreciation on fair value of mortgage notes and bonds	(14,601,886)
Net unrealized depreciation of interest rate cap and swap agreements	1,154,091
Realized gain on mortgage notes payable	(717,280)
Realized gain on termination of swap agreement	(112,557)
Realized loss on sales of real estate properties	2,512,515
Amortization of deferred financing costs	1,595,090
Changes in operating assets and liabilities:
Increase in cash held by lenders in escrow	(875,498)
Increase in prepaid expenses and other assets	(51,561)
Decrease in accounts payable and accrued expenses	(1,571,755)
Decrease in due to Manager	(216,001)
Decrease in deferred revenue	(39,108)
Increase in prepaid rent	127,550
Decrease in tenant security deposits payable	(6,552)

Net cash provided by operating activities	834,687

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from sales of real estate properties	50,195,313
Capital additions to real estate properties	(10,107,098)
Decrease in restricted cash	808,285
Decrease in tenant security deposits	16,669

Net cash provided by investing activities	40,913,169

CASH FLOWS FROM FINANCING ACTIVITIES:

Payments of mortgage notes, bonds and credit facilities	(69,590,190)
Proceeds from mortgage notes, bonds and credit facilities	22,323,209
Payment of deferred financing costs	(876,184)

Net cash used in financing activities	(48,143,165)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,395,309)

CASH AND CASH EQUIVALENTS, beginning of year	11,426,412

CASH AND CASH EQUIVALENTS, end of year	$5,031,103

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for interest	$21,625,720

See notes to consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2008

1.	ORGANIZATION

Sentinel Omaha Limited Liability Company (the "Company") was organized on June 4, 2007 as a Delaware limited liability company for the purpose of acquiring all of the outstanding stock of America First Apartment Investors, Inc.  Sentoma, LLC (the “Manager”), an affiliate of each of the members, serves as the manager of the Company. Net profits and losses of the Company shall be allocated to the members of the Company in proportion to their respective percentage interests.  The Company shall be dissolved upon the sale or other disposition of all or substantially all of the assets of the Company or the election to dissolve the Company made in writing by the Manager with the consent of the members.

The members have agreed to contribute, in cash, an additional $12,400,000 to the capital of the Company, as and when required, as determined by the Manager.  In addition, no member shall have any liability to restore any negative balance in its capital account.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 a. Basis of Presentation - The accompanying consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.  The Company carries its investments and certain liabilities at fair value.

The Company acquired America First Apartment Investors, Inc. (“APRO”) through Sentinel White Plains, a wholly owned limited liability company, on September 18, 2007.  Sentinel White Plains holds the assets and liabilities of the properties formerly owned by APRO through wholly owned single asset limited partnerships or limited liability companies.  The financial statements of these subsidiaries are consolidated with those of the Company. All transactions between the Company and these subsidiaries have been eliminated.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Significant items subject to such estimates and assumptions include the fair value of real estate owned, fair value of mortgage notes, bonds and credit facilities, and fair value of derivatives.   Actual results could differ from those estimates.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s unsecured credit facility matures on May 31, 2009 and the Company has not yet been able to arrange a replacement loan, extension, or refinancing.  As of and for the year ended December 31, 2008, the Company is  compliant with certain financial ratios which must be maintained during the life of the Loan, with the exception of the loan to value ratio, which the lender has waived through May 31, 2009. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management’s plans in regard to this matter are also described in note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

b. Real Estate Property Valuation - Investment in real estate properties is reported at fair value.   At December 31, 2008, the fair value of the investment in real estate is equal to either the value determined by independent appraisals or internal valuations by the Manager.  No provision is made for depreciation of the historical cost of the real estate properties; however the effects of actual physical deterioration or obsolescence, if any, were considered in applying the methods used in estimating fair value.

Determination of fair value involves numerous estimates and subjective judgments that are subject to change in response to current and future economic and market conditions, including,

among other things, demand for residential apartments, competition, and operating cost levels such as labor, energy costs and real estate taxes. Judgments regarding these factors are not subject to precise quantification or verification and may change from time to time as economic and market factors change, and such changes may be material to the fair value presented.

Repair and maintenance costs are expensed as incurred.

c.      Cash and Cash Equivalents - For financial reporting purposes, overnight investments and short-term deposits with maturities of three months or less at time of purchase are considered to be cash equivalents.

d.      Restricted Cash – Includes restricted deposits in conjunction with the Company’s debt agreements and interest rate swap agreements.

e.      Deferred Costs – Costs incurred in connection with the unsecured credit facility are capitalized and amortized using the straight-line method over the term of the related debt agreement.

f.      Derivative Financial Instruments – To manage or hedge its interest rate risk on its bonds and mortgage notes payable, the Company may enter into interest rate swap and cap agreements, which meet the definition of a derivative and are marked to market, based on values provided by the counterparties, through the statement of operations.

g.      Mortgage notes, bonds and credit facilities payable – Mortgage notes, bonds payable and certain credit facilities owed by the Company and its subsidiaries are reported at fair value as determined by discounting future payments required under the terms of the obligations at rates currently available to the Company for debt with similar maturities, terms and underlying collateral.  At the time APRO was acquired, each mortgage or bond liability was recorded at the fair value as determined by the aforementioned procedure.  The difference between cost and fair values is reflected as a component of earnings in the net change in value of mortgages notes and bonds payable section of the accompanying consolidated statement of operations.  The unsecured credit facility is carried at amortized cost.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159).  SFAS No. 159 permits entities to choose to measure many financial instruments at fair value.  The fair value option may be applied on an instrument by instrument basis, is irrevocable and is applied only to entire instruments and not to portions of instruments.  Most of the provisions of this statement apply only to entities that elect the fair value option.  Management has adopted this standard effective January 1, 2008 and has elected to measure all of its debt, except for the unsecured credit facility, at fair value.  However, management reserves the right to elect or not elect to measure future eligible financial assets or liabilities at fair value.  The cumulative effect upon adoption was $2,441,327, which represented the write-off of unamortized deferred financing costs as of December 31, 2007 of debt that is presented at fair value.

h.      Rental Income - Leases at residential properties generally have terms of one year or less and rental income is recognized when payment is due pursuant to the terms of the leases.

i.      Income Taxes – Generally, there is no provision for federal income taxes in the accompanying consolidated financial statements as each member is responsible for reporting its allocable share of the income, gains, losses and credits of the Company.

The Company was subject to tax in several states for the tax year ended December 31, 2008.  The majority of state tax, however, was paid to the state of Tennessee.   The Tennessee Excise Tax is equal to 6.5% of Tennessee taxable income.  The Tennessee Franchise Tax equates to .25% of the greater of net worth or real and tangible property.  The Tennessee Excise and Franchise taxes had an immaterial impact on the Company in 2008.

j.      New Accounting Pronouncements – In June 2006, the Financial Accounting Standard Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with the Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes.  Tax positions must meet a "more likely than not" recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. The FASB subsequently issued FASB Staff Position No. FIN

48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, to defer the effective date of adoption of FIN 48 for nonpublic entities to fiscal years beginning after December 15, 2008, in which the impact of adoption should be accounted for as a cumulative-effect adjustment to the beginning balance of retained earnings. Management has elected to defer adoption and is currently evaluating the impact of adopting FIN 48 on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements.  This statement applies whenever other accounting standards require assets or liabilities to be measured at fair value.   SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.  Management has adopted this standard effective January 1, 2008.  The adoption of SFAS 157 did not affect how the Company determines fair value, however, it does result in additional disclosures.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (SFAS No. 141R).  SFAS No. 141R establishes principles and requirements for the acquirer to recognize and measure the identified assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree as well as goodwill acquired in the business combination or a gain from a bargain purchase.  It requires the acquirer to disclose information to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  This statement applies to all transactions in which an entity obtains control of one or more businesses and applies to all business entities including mutual entities that previously used the pooling-of-interests method of accounting for some business combinations.  SFAS No. 141R is effective as of the beginning of an entity’s fiscal years beginning on or after December 15, 2008.  Management is currently evaluating the impact of adopting SFAS No. 141R on the Company’s consolidated financial statements.

3.           SALE OF REAL ESTATE PROPERTIES

On January 31, 2008, Monticello Apartments was sold for $6,100,000 in an all cash transaction.  The carrying value of the property on the date of sale was $6,131,390 and resulted in a net loss of $141,954 after transaction closing costs of $110,564.

On January 31, 2008, Ponds at Georgetown Apartments was sold for $8,275,000 in an all cash transaction.  The carrying value of the property on the date of sale was $8,806,799 and resulted in a net loss of $568,342 after transaction closing costs of $36,543.

On February 7, 2008, Waterman’s Crossing Apartments was sold for $29,650,000 in an all cash transaction.  The carrying value of the property on the date of sale was $29,992,098 and resulted in a net loss of $2,071,292 after transaction closing costs of $1,729,194.  The proceeds of the sale were used to retire the mortgage on the property, which included a yield maintenance premium of $1,388,294 that is included in the aforementioned transaction closing costs.

On August 28, 2008, Shelby Heights Apartments was sold for $3,575,000 in an all cash transaction.  The carrying value of the property on the date of sale was $3,276,597 and resulted in a net gain of $121,790 after transaction closing costs of $176,613.

On September 4, 2008, Greenbriar Apartments was sold for $4,820,000 in an all cash transaction.  The carrying value of the property on the date of sale was $4,499,730 and resulted in a net gain of $147,283 after transaction closing costs of $172,987.  The proceeds of the sale were used to retire the mortgage on the property.

4.	MORTGAGE NOTES, BONDS AND CREDIT FACILITIES PAYABLE

 The following summarizes the Company’s debt at December 31, 2008:

	INTEREST	MATURITY	MONTHLY	PRINCIPAL
PROPERTY	RATE	DATE	PAYMENT	AT 12/31/08

Mortgage Notes Payable:

Fox Hollow	6.91%	03/01/11	$41,072	$5,657,945
Bluff Ridge	5.84%	09/01/13	31,704	5,364,230
Highland Park	4.69%	09/01/13	36,263	6,393,009
Hunt’s View Apartments	5.83%	01/01/12	42,384	6,494,213
Misty Springs	5.37%	01/01/13	31,832	7,120,000
Oakwell Farms	6.94%	05/01/09	85,757	11,222,783
The Reserve at Wescott Platation	5.75%	11/01/44	65,635	11,952,434
Tregaron Oaks	5.12%	09/01/15	53,500	12,370,000
Coral Point	5.22%	03/01/13	72,172	16,056,000
Jackson Park Place I	5.23%	12/01/12	107,438	19,241,360
Oakhurst Apartments	5.37%	01/01/13	52,577	11,760,000

Total Mortgage Notes Payable
113,631,974
Bonds Payable:

Arbor Hill (1) (2)	1.47%	12/01/25	33,586	26,150,000
Brentwood Oaks (2)	1.29%	07/15/31	11,984	11,320,000
Covey at Fox Valley (3)	1.29%	10/15/27	12,244	12,410,000
Elliots Crossing (4)	5.38%	04/01/30	37,177	8,300,000
The Exchange at Palm Bay	6.75%	11/01/10	37,633	4,701,556
The Hunt	7.25%	07/01/29	41,868	6,930,000
Lakes of Northdale (3)	1.29%	05/15/12	10,096	9,610,000

Total Bonds Payable				79,421,556

Subtotal				193,053,530

Secured Credit Facility (5)				84,718,000

Construction Credit Facility for The Reserve at Wescott Phase II (6)	5,554,345

283,325,875
Plus: Net unrealized depreciation on Mortgage Notes, Bonds and
Credit facilities payable (7)	(14,090,790)

Mortgage Notes, Bonds and Credit Facilities Payable, at Fair Value	269,235,085

Unsecured Credit Facility (8)	103,800,000

Total Mortgage Notes, Bonds, and Credit Facilities Payable	$373,035,085

(1)	The bond is also collateralized with Littlestone at Village Green.
(2)
The interest rate is based on a weekly variable rate, which is determined by a highly rated bond composite variable rate.  The rates are capped at 4.50% and 6.22% through December 2009 and September 2011, respectively.

(3)	The interest rate is based on a weekly variable rate, which is determined by a highly rated bond composite variable rate.
(4)	The rate is fixed at 5.38% through June, 2011. Thereafter the rate is based on the SIFMA Municipal Swap Index (formerly the BMA Municipal Swap Index).
(5)
The secured credit facility (the “Facility”) in the amount of $84,718,000 is collateralized by Arbors of Dublin, Cornerstone, Morganton Place, The Greenhouse, Village at Cliffdale and Woodberry.  The Facility provides for an interest only monthly payment which is based upon a fixed rate through 2012, after which time it shall include principal to amortize the outstanding balance over a 30 year period and each draw matures on dates ranging from October, 2016 to October, 2017.  The interest rates for each draw vary from 5.44% to 5.68%.   The outstanding amount of the Facility is $84,718,000 at December 31, 2008.  In addition, the Company is fully compliant with certain financial ratios which must be maintained during the life of the Facility.   The Facility may be prepaid with penalty.

(6)
In connection with the construction of The Reserve at Wescott Phase II, APRO entered into a construction credit facility with a bank, in the amount of $6,314,000 with a maturity date of April 11, 2010. The loan provides interest of LIBOR plus 1.65%. The outstanding balance of the loan is $5,554,345 at December 31, 2008.

(7)
This amount is the net of the net unrealized depreciation of the mortgages, bonds and credit facilities for the period of inception to December 31, 2008 and the mark to market adjustment of debt at the time of the APRO acquisition.

(8)	In connection with the acquisition of APRO, the Company entered into an unsecured credit facility (the “Loan”) with a bank, in the amount of $175,000,000 that matures on March 18, 2009.

The loan provides for monthly payments of interest only as follows:
Loan to cost, greater than 75%                                                                            2.61% over LIBOR
Loan to cost, greater than 70%, but less than 75%                                           2.24% over LIBOR
Loan to cost, as defined, less than 70%                                                              1.50% over LIBOR

At December 31, 2008, the interest rate on the Loan was based upon LIBOR plus 2.61%.  The outstanding amount of the Loan is $103,800,000 at December 31, 2008.  As of and for the year ended December 31, 2008, the Company is compliant with certain financial ratios which must be maintained during the life of the Loan, with the exception of the loan to value ratio, which the lender has waived through May 31, 2009.  The Loan may be prepaid without penalty and requires mandatory repayments from the proceeds of sales.

The Company plans to refinance or extend the Loan by the maturity date. The Loan has been extended to May 31, 2009, during which time an additional extension to May 31, 2010 is being negotiated.  However, there can be no assurance that the Company will be successful in obtaining a refinancing or extension.  As a result, this raises substantial doubt over the Company’s ability to continue as a going concern.

In the event the Company is unable to extend or refinance its debt or obtain additional capital on a timely basis, there is a risk of a default under the Company’s unsecured credit facility agreement. If there is a default, the Company’s lender will have the rights and remedies under the relevant unsecured credit facility agreement (which may include acceleration and foreclosure), subject to any defenses the Company may have under such agreement.

Scheduled principal payments on mortgage notes, bonds and secured credit facilities are as follows:

2009	$115,967,507

2010	10,969,601

2011	6,620,355

2012	34,896,861

2013	45,100,883

Thereafter	173,570,668

$387,125,875

5.           INTEREST RATE DERIVATIVES

The Company manages and hedges its exposure to interest rate volatility on variable rate mortgage loans through interest rate swap agreements (the “Rate Swaps”).  The Rate Swaps have expiration dates from January 2009 through December 2016 and a total notional value of $75,104,561.  In addition, the Company entered into LIBOR rate cap agreements (the “Rate Caps”) to manage its exposure to increases in LIBOR on its variable rate borrowings.  The Rate Caps have expiration dates from December 2009 through September 2012 with a total notional value of $47,080,000.

The following summarizes the Company’s Rate Swaps and Rate Caps at December 31, 2008:

			Receive/		12/31/08
Type	Maturity	Notional amount	Cap rate	Pay Rate	Fair Value

Variable to fixed swap	01/15/12	$11,320,000	3.44%	3.69%	$(564,455)
Variable to fixed swap	12/15/16	12,410,000	3.44%	3.69%	(153,664)
Variable to fixed swap	12/15/16	12,410,000	3.44%	3.69%	(1,218,035)
Variable to fixed swap	06/25/09	10,910,000	3.44%	3.30%	(127,681)
Variable to fixed swap	02/03/09	8,100,000	3.44%	2.82%	(39,913)
Fixed to variable swap	12/06/09	4,724,561	7.75%	2.87%	28,243
Fixed to variable swap	07/13/09	6,930,000	7.25%	2.77%	(309,447)
Fixed to variable swap	01/22/09	8,300,000	5.36%	0.65%	(242,111)
Libor Cap	12/22/09	13,400,000	4.50%	n/a	118
Libor Cap	12/22/09	12,750,000	4.50%	n/a	112
Libor Cap	09/15/11	11,320,000	6.22%	n/a	2,946
Libor Cap	09/15/12	9,610,000	7.30%	n/a	4,788

		$122,184,561			$(2,619,099)

The Company is exposed to credit losses from counter party non-performance, but does not anticipate any losses from its agreements. The fair value of the Rate Swaps and Rate Caps is estimated to be ($2,619,099) as of December 31, 2008, and is reported under accounts payable and accrued expenses in the accompanying consolidated statement of assets, liabilities and members’ equity. The Company received $441,576 of payments from the Rate Swaps and Rate Caps during the year ended December 31, 2008, which are included on the accompanying consolidated statement of operations as a reduction of interest expense.  The Company recognized net unrealized depreciation on the Rate Swaps and Rate Caps of $1,154,091 for the year ended December 31, 2008.

6.           FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash, cash equivalents, restricted cash, interest rate caps and swaps and loans payable.  Cash, cash equivalents, and restricted cash are carried at amounts that approximate fair value.  The interest rate caps and swaps are carried at fair value as described in Note 5.  The fair value of the mortgage notes and bonds payable has been determined by discounting the future payments required under the terms of the notes at rates available to the Company for debt with similar maturities, terms, and underlying collateral as described in Note 4.  The fair value of the unsecured credit facility is approximately $103,800,000 at December 31, 2008.

7.           INSURANCE

The Company’s insurance coverage for general liability, real and personal property, and worker’s compensation is included in umbrella policies with other properties managed by affiliates of the Manager.  The Company retains a portion of the risks related to some of these programs, of which exposure is generally limited to a per incident deductible under the related insurance policy.  Annually, both premiums and an estimate of the self insurance retention under the umbrella policies are allocated to the covered entities based on the insurance rates.  For the year ended December 31, 2008, such allocation to the Company amounted to $1,427,879.

8.           ASSETS MEASURED AT FAIR VALUE ON A RECURRING BASIS

The Company adopted SFAS No. 157, Fair Value Measurements, on January 1, 2008, as required.  SFAS No. 157 established a three-tier valuation hierarchy to prioritize the assumptions, referred to as inputs, used in valuation techniques to measure fair value.  The three levels of fair value hierarchy under SFAS No. 157 are described below.

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2 – Quoted prices in active markets for similar assets and liabilities or quoted prices in less active, dealer or broker markets;

•	Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and are unobservable.

In accordance with SFAS No. 157, in determining the fair value of its investments, the Company uses appropriate valuation techniques based on available inputs.  The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.  Accordingly, when available, the Company measures fair value using Level 1 inputs because they generally provide the most reliable evidence of fair value.  If market data is not readily available, fair value is based upon other significant unobservable inputs such as inputs that reflect the Company’s own assumptions.  If market data is not readily available, fair value is based upon other significant unobservable inputs such as inputs that reflect the Company’s own assumptions about the inputs market participants would use in valuing the investments.  As required by SFAS No. 157, investments valued using unobservable inputs are classified to the lowest level of any input that is most significant to the valuation.  Thus, a valuation may be classified in Level 3 even though the valuation may include significant inputs that are readily observable.

The following major categories of assets and liabilities were measured at fair value on a recurring basis during the year ended December 31, 2008, using significant unobservable inputs (level 3):

        Level 3: Significant
                                                                               Unobservable Inputs
Investment in real estate properties	$444,500,000

Interest rate derivatives	$2,619,099

Mortgage notes, bonds payable and certain credit facilities	$269,235,085

Total Liabilities	$271,854,184

The following is a reconciliation of the beginning and ending balances for assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (level 3) during the year ended December 31, 2008:

                                                      Investment in
                               Real Estate
                                                                       Properties
Beginning balance – January 1, 2008	$545,303,933

Total realized and unrealized gains and
losses included in changes in net assets	(58,203,203)

Purchases, capital additions, issuances
and settlements	10,107,098

Carrying value of sold real estate properties	(52,707,828)

Ending balance – December 31, 2008	$444,500,000

        Mortgage Notes,
        Bonds Payable        Interest
       and certain                            Rate                       Total
                                          Credit Facilities          Derivatives        Liabilities

Beginning balance – January 1, 2008	$291,121,232	$752,565	$291,873,797
Total realized and unrealized gains and
losses included in changes in net assets	(15,319,166)	1,041,534	(14,277,632)
Purchases, capital additions, issuances
and settlements	(6,566,981)	825,000	(5,741,981)

Ending balance – December 31, 2008	$269,235,085	$2,619,099	$271,854,184

The values of real estate properties have been prepared giving consideration to the income and sales comparison approaches of estimating property value. The income approach estimates an income stream for a property and discounts this income plus a reversion (presumed sale) into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized in this approach are derived from market transactions as well as other financial and industry data.  The sales comparison approach compares recent transactions to the appraised property. Adjustments are made for dissimilarities which typically provide a range of value. Generally, the income approach carries the most weight in the value reconciliation.  The Company’s real estate properties are generally classified within Level 3 of the valuation hierarchy.

The fair values of mortgage loans and bank loans payable are determined by discounting the future contractual cash flows required under terms of the obligations to the present value using a current market interest rate. The market rate is determined by giving consideration to one or more of the following criteria as appropriate: (i) interest rates for loans of comparable quality and maturity, and (ii) the value of the underlying collateral.  The Company’s mortgage loans, notes payable and certain credit facilities are generally classified within Level 3 of the valuation hierarchy.

The fair values for the derivative assets are estimated using industry standard valuation models, such as the Black-Scholes model and where market-based observable inputs are not available, using management judgment to develop assumptions to determine fair value.  Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, foreign exchange rates, and forward prices. The Company’s derivative assets are classified within Level 3 of the valuation hierarchy.

9.           MANAGEMENT SERVICES

A management agreement between the Company and the Manager was entered into on June 4, 2007.  The agreement provides for the Manager to perform property management services for which it receives a property management fee equal to 4.5% of the gross receipts from real estate properties.

For the year ended December 31, 2008, the Company incurred $2,460,437 of property management fees, which are included in operating expenses in the accompanying consolidated statement of operations.

10.           FINANCIAL HIGHTLIGHTS

The following represents the financial highlights attributable to the members for the year ended December 31, 2008.

Ratios to average net assets: (1)

Net investment income (2)             1.90%

Expenses, including interest           30.73%

Internal rate of return (3)                   (39.70%)

(1)	Average net assets are calculated based upon the average of the beginning and ending net assets of the year ending December 31, 2008.
(2)	Net investment income includes income less all expenses other than any realized and unrealized gains and losses.
(3)	Internal rate of return calculated based on all cash inflows and outflows since inception and net assets at December 31, 2008 adjusted for unrealized appreciation of mortgage notes and bonds payable.

11.           RISKS AND UNCERTAINTIES

The Company and the properties in which it has an interest are operating in a challenging and uncertain economic environment.  Financial and real estate companies continue to be affected by the lack of liquidity in financial markets, declines in real estate values and the reduction in the willingness of financial institutions to make new loans and refinance or extend existing loans on the same terms and conditions. The Company’s estimates of fair value are based upon the best information available as of the date of valuation. Should market conditions continue to deteriorate there is no assurance that such conditions will not result in further decreased property values and cash flows.

12.           SUBSEQUENT EVENTS

On January 23, 2009, the Company closed on a mortgage for The Park at Countryside in the amount of $2,990,000.  The loan provides for payments consisting of principal and interest at 5.46%.

On January 30, 2009, the Company refinanced its mortgage on Oakwell Farms with a new mortgage in the amount of $15,806,000.  The loan provides for payments consisting of principal and interest at 5.63%.   The existing mortgage was paid off from the proceeds.

On February 4, 2009, the unsecured credit facility was paid down $4,850,000 with a portion of the proceeds from the new financings.

On March 3, 2009, a contract was signed to sell The Hunt for $10,000,000.